Exhibit 24
CONFIRMING STATEMENT
This statement confirms that the undersigned, Matthew K. Paroly, has authorized and designated Kristen M. Netschke, Dawn M. Ledbetter and Diane M. Woloszyk, singly, to execute and file on his behalf all Forms 3, 4, and 5 (including any amendments thereto)
that he may be required to file with the U.S. Securities and Exchange Commission as a result of his ownership of or transactions in securities of American Axle & Manufacturing Holdings, Inc. (AAM). The authority of Kristen M. Netschke,
Dawn M. Ledbetter and Diane M. Woloszyk under this statement shall continue until the insider is no longer required to
file Forms 3, 4, and 5 with regard to securities of AAM,
unless earlier revoked in writing.  The undersigned
acknowledges that Kristen M. Netschke, Dawn M. Ledbetter
and Diane M. Woloszyk are not assuming any of his responsibilities to comply with Section 16 of the Securities Exchange Act of
1934.
Dated: May 1, 2023		s/ Matthew K. Paroly